Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated June 14, 2019, with respect to the balance sheet of PIEtech, Inc. as of December 31, 2017, and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, which report appears as Exhibit 99.2 of Amendment No. 1 in the Current Report on Form 8-K/A of Envestnet, Inc. filed on July 11, 2019 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Wiss & Company, LLP
Livingston, New Jersey
December 12, 2019